Exhibit 99.1

Dear Genius Brands Shareholders,

On the eve of our national election, I am reminded that we have a very special business. We make cartoons and we license consumer products for children, based on our cartoons. Our business is not affected by which candidate wins. Our business is not affected by whether there are Democrats or Republicans in Congress. Though our product is both evergreen and international, it is not affected by the price of oil, or gold, or by global politics.

The success of our business is determined by the quality of our entertainment and whether kids embrace it or not. We are affected by the power of our marketing, our content distribution systems, and the licensees and retailers which choose to manufacture and bring our products to market.

As Tom and Jerry above, which was first made in 1939, and like the many cartoons we are making today, a successful cartoon will be an income generating asset continuing to ‘pump oil’ for one decade after another, after another.

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Today we announced a 1 for 3 stock split in preparation of our anticipated move from the OTC exchange to NASDAQ. We chose our time to make our NASDAQ application thoughtfully, because of strong commerce and events of value creation occurring now in Genius Brands, and we have much good news to share associated with the reverse stock split and the planned move now to a national exchange.

Why is this important?

We believe having our stock listed on NASDAQ will bring many benefits to the Company and its shareholders, including broadening the appeal of our shares to institutional investors, thus increasing exposure of our shares and brand identity, as well as being on a bigger stage from which to unlock value for our shareholders.

•	Our Kid Genius Cartoon Channel has recently doubled its coverage to over 40 million US TV households and has garnered the attention of Beacon Media, the largest kids media buyer in America, recognizing it as an option for advertisers alongside Nickelodeon, Cartoon Network, and Disney Channel.

•	Our Space Pop product line of diverse products including dolls, electronics, publishing, apparel, beauty, confections, original music and videos from Sony Music and Sony Pictures Home Entertainment, hits stores nationwide on December 1st in Toys R Us, Kohls, Claires, and elsewhere.

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We have teamed up with You Tube to distribute over 100 (3) minute music based webisodes of SpacePop, and the first 30 already out, have garnered over 10 million views, thus tracking ahead of both our competitor benchmarks, Monster High from Mattel, and My Little Pony Equestria Girls from Hasbro….both billion dollar brands.

•	Stone Newman, our President of Worldwide Consumer Products and Content Sales, returned last week from the MIPCOM global TV and media market in Cannes where his team secured numerous sales in major territories for not just new offerings like Space Pop, but also catalogue product such as Thomas Edison’s Secret Lab, and Warren Buffett’s Secret Millionaires Club.

•	We are deep in production of Llama Llama our series for Netflix, with Jennifer Garner playing the role of Mama Llama, and our broad consumer products program for it which will appear on TV and in the retail marketplace in 2017.

Over the coming days, we will be sharing these events, and more.

As we now grow, a national exchange will provide us with the platform we need for our rapidly growing business.

Today, I launch a ten city road show to meet with a broad array of institutional investors to introduce them to Genius Brands, and to tell our story.

Its an exciting story which we have been patiently nourishing for the last three years, as we develop produce, and license our programs which are now coming to the marketplace.

In the Secret Millionaires Club, Warren Buffett says, ‘Someone is sitting in the shade today, because long ago, someone planted a tree.”

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At Genius Brands, we started planting our trees almost 3 years ago, and now they are beginning to make some shade.

-Andy

CEO and Chairman

Genius Brands International

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